Exhibit 99.1

News

The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645

Investor contact: William J. Moss
Vice President, Treasurer
(201) 571-4019

Press contact: Richard P. De Santa
Senior Director, Corporate Affairs
(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2006

–––––––

COMPANY REPORTS FIRST QUARTER EBITDA, ADJUSTED FOR NON-OPERATING ITEMS, OF $58 MILLION, UP FROM $36 MILLION IN PRIOR YEAR

MONTVALE, NJ – July 21, 2006 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) announced unaudited fiscal 2006 first quarter results for the 16 weeks ended June 17, 2006.

U.S. sales for the first quarter were $2.1 billion, compared with $2.2 billion in the first quarter of fiscal 2005. U.S. total comparable store sales increased 1.5% vs. year-ago. Fiscal 2005 first quarter total sales of $3.4 billion include $1.2 billion related to A&P Canada which was sold in August 2005. Net loss for the quarter was $6 million or $.15 per diluted share this year versus a loss of $89 million or $2.28 per diluted share last year.

The results for the first quarter of fiscal years 2006 and 2005 include items the Company considers non-operating in nature that management excludes when evaluating the results of the U.S. ongoing business. These items are listed on Schedule 3 of the press release. Excluding these items, adjusted U.S. income from operations was $3 million in the first quarter of fiscal 2006 versus a loss of $25 million in last year’s first quarter. Adjusted U.S. ongoing operating EBITDA, which is reconciled to net cash from operating activities on Schedule 4 of the press release, was $58 million in the first quarter of fiscal 2006 versus $36 million in last year’s first quarter.

Christian Haub, Executive Chairman of the Board, said, “I’m pleased with our progress across the board in the first quarter. Our management team is successfully executing our operating strategy and is achieving better than expected top and bottom line progress. These results, and our merchandising and store development plans going forward, increase my confidence that we are on track to achieve our goal of overall profitability in Fiscal 2007.”

Eric Claus, President and Chief Executive Officer, said, “We remained on course with our previously stated operating, merchandising and expense management strategies in the first quarter. As a result, we again increased comparable store sales, reduced costs and thereby improved year over year EBITDA and operating income. Going forward, we will continue executing our strategic plan as we drive toward overall profitability.”

Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 405 stores in 9 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics.

The Company invites investors and other interested parties to listen to a live audio Webcast to be held at 8:00 AM Eastern Time today, at which members of the Company’s senior management team will discuss the Company’s first quarter financial results. The Webcast may be accessed through a link on the “Investors” page of the Company’s Website, www.aptea.com. Listeners who cannot participate in the live broadcast will be able to hear a recorded replay of the broadcast beginning this afternoon and available until August 18, 2006.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “EBITDA” to evaluate the Company’s liquidity and it is among the primary measures used by management for planning and forecasting of future periods. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, equity in earnings of Metro, Inc., discontinued operations and the gain on the sale of A&P Canada. Ongoing, operating EBITDA is defined as EBITDA adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the U.S. ongoing business. The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Ongoing, operating EBITDA is reconciled to Net Cash provided by Operating Activities on Schedule 4 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.

###

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 1 – GAAP Earnings for the 16 weeks ended June 17, 2006 and June 18, 2005
(Unaudited)
(In thousands, except share amounts and store data)

	16 Weeks Ended

	June 17,	June 18,
	2006	2005

Sales	$2,126,895	$3,383,633
Cost of merchandise sold	(1,488,744)	(2,445,675)

Gross margin	638,151	937,958
Store operating, general and administrative expense	(643,204)	(976,098)

Loss from operations	(5,053)	(38,140)
Loss on sale of Canadian operations	(326)	(589)
Interest expense	(22,156)	(36,123)
Interest income	4,503	1,186
Minority interest in earnings of consolidated franchisees	—	(1,536)
Equity in earnings of Metro, Inc.	7,947	—

Loss from continuing operations before income taxes	(15,085)	(75,202)
Benefit from (provision for) income taxes	9,659	(13,936)

Loss from continuing operations	(5,426)	(89,138)
Discontinued operations:
Loss from operations of discontinued businesses, net of tax	(683)	(97)

Loss from discontinued operations	(683)	(97)

Net loss	$(6,109)	$(89,235)

Net loss per share – basic and diluted:
Continuing operations	$(0.13)	$(2.27)
Discontinued operations	(0.02)	(0.01)

Net loss per share – basic & diluted	$(0.15)	$(2.28)

Weighted average common shares outstanding – basic	41,280,600	39,201,114

Weighted average common shares outstanding – diluted	41,280,600	39,201,114

Gross margin rate	30.01%	27.72%
Store operating, general and administrative expense rate	30.24%	28.85%

United States depreciation and amortization	$54,947	$60,980
Canada depreciation and amortization	—	10,895

Total A&P depreciation and amortization	$54,947	$71,875

Number of stores operated at end of quarter	405	637

Number of franchised stores served at end of quarter	—	42

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 2 – Condensed Balance Sheet Data
(Unaudited)
(In millions, except per share and store data)

	June 17, 2006	February 25, 2006

Cash and short-term investments	$97	$230

Other current assets	784	980

Total current assets	881	1,210

Property-net	907	898

Equity investment in Metro, Inc.	356	339

Other assets	52	52

Total assets	$2,196	$2,499

Total current liabilities	$585	$610

Total non-current liabilities	1,225	1,217
Stockholders' equity	386	672

Total liabilities and stockholders' equity	$2,196	$2,499

Other Statistical Data

Total Debt and Capital Leases	$351	$282
Total Long Term Real Estate Liabilities	297	297
Restricted Cash, Temporary Investments and Marketable Securities	(173)	(465)

Net Debt	$475	$114

Total Retail Square Footage (in thousands)	16,495	16,509

Book Value Per Share	$9.30	$16.32

	For the 16	For the 16
	weeks ended	weeks ended
	June 17, 2006	June 18, 2005

Capital Expenditures	$68	$70

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 3 – Reconciliation of GAAP Loss from Operations to Adjusted Loss from Operations for the 16 weeks ended June 17, 2006 and June 18, 2005
(Unaudited)
(In thousands, except share amounts and store data)

	16 Weeks Ended

	June 17,	June 18,
	2006	2005

As reported loss from operations	$(5,053)	$(38,140)

Adjustments:
Midwest exit costs	49	15,425
Net restructuring costs, primarily related to the sale of the U.S. distribution operations to C&S	3,396	49,491
Labor buyout costs	3,688	—
Real estate related activity	573	(15,413)
Canadian dollar hedge	—	2,942
Canada income from operations	—	(39,697)

Total adjustments	7,706	12,748

Adjusted United States income (loss) from operations	$2,653	$(25,392)

As reported United States depreciation and amortization	$54,947	$60,980

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 4 – Reconciliation of GAAP Net Cash (Used In) Provided By Operating Activities to Adjusted EBITDA
for the 16 weeks ended June 17, 2006 and June 18, 2005
(Unaudited)
(In thousands, except share amounts and store data)

	16 Weeks Ended

	June 17,	June 18,
	2006	2005

Net cash (used in) provided by operating activities	$(2,768)	$1,231
Adjustments to calculate EBITDA:
Net interest expense	17,653	34,937
Asset disposition initiatives	(7,251)	(63,121)
Gain on disposal of owned property	9,676	15,352
(Benefit from) provision for income taxes	(9,659)	13,936
Deferred income taxes	—	(5,430)
Decrease in income tax reserve	11,300	—
Other share based awards	(3,337)	(2,140)
Working capital changes
Accounts receivable	(44,021)	(16,477)
Inventories	(3,866)	20,747
Prepaid expenses and other current assets	4,058	2,779
Accounts payable	(1,766)	(6,824)
Accrued salaries, wages, benefits and taxes	19,387	19,054
Other accruals	47,337	7,277
Other assets	2,620	434
Other non-current liabilities	14,220	11,425
Other, net	(3,689)	555

Total A&P EBITDA	49,894	33,735

Adjustments:
Midwest exit costs	49	15,425
Net restructuring costs, primarily related to the sale of the U.S.
distribution operations to C&S	3,396	49,491
Labor buyout costs	3,688	—
Real estate related activity	573	(15,413)
Canadian dollar hedge	—	2,942
Canada EBITDA	—	(50,592)

Total adjustments	7,706	1,853

Adjusted United States ongoing operating EBITDA	$57,600	$35,588